Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 236 to the Registration Statement of Deutsche DWS Investment Trust (formerly Deutsche Investment Trust) (Form N-1A, No.002-13628) of our report dated January 24, 2018 on the financial statements and financial highlights of DWS Mid Cap Value Fund (formerly Deutsche Mid Cap Value Fund) and DWS CROCI® Equity Dividend Fund (formerly Deutsche CROCI® Equity Dividend Fund) (then series of Deutsche Value Series, Inc.) included in each Fund’s Annual Report for the fiscal year ended November 30, 2017.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

July 26, 2018